Exhibit 99.1

Safeguard Scientifics Announces Fourth Quarter and
Full-Year 2014 Financial Results

Conference call and webcast today at 9:00 a.m. EDT

Wayne, PA, March 5, 2015 - Safeguard Scientifics, Inc. (NYSE:SFE) today announced fourth quarter and full-year 2014 financial results. For the three months ended December 31, 2014, Safeguard’s net loss was $15.1 million, or $0.73 per share, compared to net income of $24.0 million, or $1.10 per share for the same period in 2013. For the year ended December 31, 2014, Safeguard’s net loss was $5.1 million, or $0.25 per share, compared to a net loss of $35.5 million, or $1.66 per share for the same period in 2013.

“In 2014, we executed against our plan to achieve and maintain consistency in the amount of capital we deployed and realized; and we returned a portion of the capital generated to our shareholders by executing a significant stock repurchase,” said Stephen T. Zarrilli, President and CEO at Safeguard. “In 2014, Safeguard deployed $43.3 million in six new partner companies-InfoBionic, Propeller Health, Syapse, Transactis, Trice Medical and WebLinc. We also deployed $26.6 million in follow-on capital to support the growth of ten partner companies in which we already had an interest at the beginning of the year. In addition, Safeguard realized aggregate initial cash proceeds of $81.3 million from the sale of our interests in four partner companies-Alverix, Crescendo Bioscience, NuPathe and Sotera Wireless. Lastly, Safeguard undertook a share repurchase program, repurchasing 1,194,313 shares of the Company’s common stock in open market transactions at prices ranging from $19.54 to $22.18 per share for an aggregate cost of $25.0 million.”

“At December 31, 2014, our roster of partner companies totaled 24, including eleven healthcare and thirteen technology companies. The cost of our interests in these companies totaled $238.1 million, whereas the carrying value of those partner companies at year-end was $149.8 million,” said Jeffrey B. McGroarty, Senior Vice President and CFO at Safeguard. “Our net cash, cash equivalents and marketable securities at year-end 2014 totaled $106.0 million, after subtracting the total carrying value of debt outstanding of $50.6 million. Overall, our financial strength, flexibility and liquity remain the foundation of Safeguard’s evergreen business model. Safeguard remains well-positioned to continue to deploy capital in promising early- and growth-stage healthcare and technology companies.”

Zarrilli concluded, “As we embark on 2015, we remain focused and disciplined. We have set out the following goals and objectives: to increase the total number of our partner companies to approximately 30; to realize continued growth in partner company aggregate revenue; to deploy $35 million to $50 million in new partner companies; to deploy $30 million to $50 million in follow-on funding for current partner companies; and to realize a minimum of two profitable exits.”

AGGREGATE PARTNER COMPANY REVENUE

Aggregate partner company revenue for 2014 was $349 million, up from $284 million in 2013 and $201 million in 2012 for those same companies. These figures do not include new partner companies in which Safeguard initially deployed capital in 2014.

For 2015, aggregate partner company revenue is projected to be between $440 million and $460 million, which includes revenue for all partner companies in which Safeguard had an interest at January 1, 2015. Aggregate revenue for the same partner companies for prior years was $368 million for 2014 and $299 million for 2013.

Aggregate revenue for all years reflects revenue on a net basis. Revenue data for certain partner companies pertain to periods prior to Safeguard’s involvement with those companies and are based solely on information provided to Safeguard by those companies. Safeguard reports the revenue of its equity and cost-method partner companies on a one-quarter lag basis.

PARTNER COMPANY HIGHLIGHTS
The following partner company highlights represent information as of December 31, 2014.

KEY: Safeguard Partner Company Revenue Stages
Development Stage ●Pre-revenue ●Proving out technology ●Developing prototype ●Beta stage customers	Initial Revenue Stage ●Up to $5M in revenue ●Initial customers ●Early market penetration ●Management team forming ●Infrastructure being built	Expansion Stage ●$5M to $20M in revenue ●Commercial grade solution ●Growing market penetration ●Management team built out ●Infrastructure in place	High Traction Stage ●$20M+ in revenue ●Significant commercial traction

HEALTHCARE

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ - High Traction Stage)
AdvantEdge Healthcare Solutions (“AdvantEdge”) is a technology-enabled provider of healthcare revenue cycle and business management solutions that substantially improve decision-making, maximize financial performance, streamline operations and mitigate compliance risks for healthcare providers. AdvantEdge is recognized as one of the top 10 medical billing, coding and practice management companies in the U.S.; has more than 625 employees in seven regional offices in the U.S. and one office in Bangalore, India; and collects more than $1 billion annually for its physician, hospital, ambulatory surgery and large office-based clients. Safeguard has deployed $15.3 million in AdvantEdge since November 2006 and has a 40% primary ownership position.

Market Opportunity - The market for AdvantEdge’s services is estimated to be more than $10 billion annually, which includes hospital-based physician revenue cycle management and office-based revenue cycle management. The ongoing pressures created by provider consolidations, reimbursement decreases and accountable care initiatives present challenges for players in the revenue-cycle management space. AdvantEdge believes it can take advantage of these industry dynamics to grow its franchise over the long-term.

Operating Highlights - AdvantEdge continues to pursue scale through organic growth and strategic acquisitions, completing eight M&A transactions since 2009. The company’s revenue in 2014 was in excess of $40 million.

Dabo Health, Inc. (Philadelphia, PA / San Francisco, CA - Initial Revenue Stage)
Dabo Health’s mission is to drive worldclass healthcare value through individual empowerment and collective intelligence. Dabo Health provides the healthcare community-including nurses, physicians, and front line caregivers-with an online visualization platform to view and track improvement in key performance metrics, collaborate across hospitals and healthcare systems, and identify and share learnings. Dabo Health delivers a solution that enables providers to improve patient care, reduce per capita cost and maximize reimbursements. This improved quality will facilitate hospital compliance and maximize reimbursement in keeping with requirements of the Affordable Care Act. Ultimately, Dabo Health’s platform will enable patients and consumers to make informed choices relating to the quality and price of provider services. Safeguard has deployed $2.0 million in Dabo Health since November 2013 and has a 15% primary ownership position.

Market Opportunity - Driven by the Affordable Care Act, the healthcare landscape is rapidly shifting with a heightened focus on care quality and cost containment. Dabo Health is uniquely positioned to help stakeholders achieve their quality and cost management goals in the $100 billion pay-for-performance market. Dabo Health plans to monetize its health information platform by offering a subscription-based software-as-a-service (“SaaS”) model to providers and payers. Dabo Health’s target customers include the nearly 5,200 hospitals providing acute care services.

Operating Highlights - In 2014, Dabo Health named Robert V. Stanek the company’s new Chief Executive Officer, succeeding founder Camilo Barcenas who now serves as Chief Development Officer. Mr. Stanek has more than 35 years of experience working with multi-hospital systems and corporate organizations, most recently as president and Chief

Executive Officer of Catholic Health East. In addition, Dabo Health is relocating its corporate headquarters to the Philadelphia area. To date, Dabo Health has engaged more than 300 hospitals throughout the U.S. and recently completed a pilot project at Mayo Clinic.

Good Start Genetics, Inc. (Cambridge, MA - High Traction Stage)
Good Start Genetics is a commercial-stage molecular genetic information company focused on fundamentally transforming the standard of care in reproductive medicine by providing physicians and their patients with clinically relevant and actionable information concerning inherited genetic disorders. Good Start Genetics’ powerful, proprietary next-generation DNA sequencing capabilities are supplemented by other proven genetic screening technologies and supported by its commitment to customer care and genetic counseling. Through GoodStart Select™, the company provides a comprehensive and clinically actionable menu of genetic carrier screening tests for known and novel mutations that cause inherited genetic disorders. Safeguard has deployed $12.0 million in Good Start Genetics since September 2010 and has a 30% primary ownership position.

Market Opportunity - According to the Centers for Disease Control and Prevention (“CDC”), approximately 62 million women are within reproductive age range in the U.S.; 6.6 million pregnancies occur annually in the U.S.; and 1.2 million women seek fertility treatment annually in the U.S. This presents a total addressable U.S. market opportunity of $1.25 billion to $1.5 billion for carrier screening in reproductive health.

Operating Highlights - In 2014, Good Start Genetics announced a number of strategic partnerships. They include a contract with Tufts Health Plan to cover GoodStart Select carrier screening test; a collaboration with PerkinElmer to bring GoodStart Select carrier screening tests to broader women’s health; an exclusive license agreement with Johns Hopkins University for key assets in preimplantation genetic screening; and an exclusive relationship with IviGen and iGenomix in reproductive testing. Good Start Genetics continues to expand access to its GoodStart Select genetic carrier screening tests beyond the in vitro fertilization setting to the broader women’s health community, including obstetrics, gynecology, and maternal fetal medicine physicians.

InfoBionic, Inc. (Lowell, MA - Development Stage)
InfoBionic is an emerging digital health company focused on creating superior patient monitoring solutions for chronic disease management with an initial market focus on cardiac arrhythmias. The company’s MoMe™ System is the first cloud-based, multi-pass analysis universal remote patient monitoring platform that provides unprecedented analytics with seamless transition between holter, event, and mobile cardiac telemetry monitoring modes in one device. Safeguard has deployed $8.0 million in InfoBionic since March 2014 and has a 28% primary ownership position.

Market Opportunity - The global addressable market for monitoring cardiac arrhythmia and related events is estimated to be approximately $3 billion worldwide, including $1 billion in the U.S.

Operating Highlights - In 2014, InfoBionic raised a $17 million Series B financing, which Safeguard led. Proceeds from the financing are enabling InfoBionic to commercialize its MoMe System in Europe and the U.S., which is expected to take place in 2015. In addition, InfoBionic appointed Steven R. Wasserman as Chief Financial Officer and William G. Swavely as Chief Innovation Officer. InfoBionic continues to build out its team and infrastructure in preparation for the commercializing of MoMe.

Medivo, Inc. (New York, NY - Expansion Stage)
Medivo’s mission is to improve the health of patients by using lab data and analytics to enable better treatment decisions. Medivo’s clinical data experts extract proprietary insights from the Medivo Lab Value Exchange™, an anonymized clinical database of more than 30 million patients and more than 130 million test results. Medivo enables life science companies to build clinical intelligence to optimize their sales and marketing initiatives, while enabling its lab partners to realize the full value of their data assets and to gain value with their customers through Medivo’s Lab Solutions. Safeguard has deployed $11.6 million in Medivo since November 2011 and has a 35% primary ownership position.

Market Opportunity - The healthcare industry spends more than $5 billion annually on data analytics. Medivo generates revenue through targeting and analytics programs and clinical services. Based on current monetization strategies, the addressable healthcare analytics market for Medivo’s products is estimated to grow at 23.7% from 2012 to 2017 to reach $10.8 billion.

Operating Highlights - In 2014, former president of InVentiv Health Clinical, Raymond Hill, joined Medivo’s board of directors. In addition, Medivo published a number of scientific poster presentations which validated the power of patient-level data in driving results at the point of care. By accessing and understanding lab data, Medivo believes that brand marketers are now in a position to take advantage of new opportunities to improve promotional targeting and to optimize sales force planning.

NovaSom, Inc. (Glen Burnie, MD - Expansion Stage)
NovaSom is a leader in Obstructive Sleep Apnea (“OSA”) home testing, with the AccuSom® home sleep test, the only comprehensively supported home sleep test that provides continuous patient support and next-day test results and interpretation for health care professionals. The U.S. Food and Drug Administration (“FDA”)-cleared AccuSom is as accurate as sleep lab testing, and significantly more convenient and comfortable for patients. Patients are able to test around their own schedule and can sleep in their own bed, which helps eliminate "first night" effect and improves data collection. Safeguard has deployed $21.1 million in NovaSom since June 2011 and has a 32% primary ownership position.

Market Opportunity - The OSA diagnostic market in the U.S. is estimated to be approximately $4 billion and is growing more than 15% annually. Only 3 million sufferers in the U.S. have been diagnosed to date, out of an estimated 40 million moderate to severe OSA sufferers.

Operating Highlights - AccuSom is currently covered for more than 150 million commercially insured U.S. lives. NovaSom is accredited by the Joint Commission as an Ambulatory Care Sleep Diagnostic Center & Telehealth Provider and is classified by the Centers for Medicare & Medicaid (“CMS”) as an Independent Diagnostic Testing Facility.

Propeller Health, Inc. (Madison, WI - Initial Revenue Stage)
Propeller Health provides digital solutions to measurably improve respiratory health. One of the first mobile platforms with FDA clearance, Propeller Health combines sensors, mobile apps and predictive analytics to monitor and engage patients, increase adherence and encourage effective self-management. Propeller Health partners with integrated delivery systems and health plans seeking new solutions to improve quality, strengthen care teams and reduce the cost of care for asthma and chronic obstructive pulmonary disease (“COPD”), the fifth and sixth most expensive diseases in the U.S., respectively. Safeguard deployed $9.0 million in Propeller Health in August 2014 and has a 25% primary ownership position.

Market Opportunity - Asthma and COPD currently cost payers and patients in the U.S. more than $100 billion annually. By 2020, the CDC estimates that the cost of medical care for adults in the U.S. with COPD alone will increase 53% to more than $90 billion.

Operating Highlights - In 2014, Propeller Health raised a $14.5 million Series B financing led by Safeguard. Propeller Health is using the funding to accelerate product development, strategic alliances, client services, sales and marketing. Following the funding, Propeller Health announced a pilot program with Boehringer Ingelheim, whose objective is to explore various models that could fit into its prescription medicine business-in this case, its respiratory medications. In the pilot, Propeller Health built a sensor that attaches to Boehringer Ingelheim’s Respimat inhaler. The new sensor allows Boehringer Ingelheim to bring Propeller Health’s platform to its patients to help increase medication adherence and reduce the risk of exacerbations.

Putney, Inc. (Portland, ME - High Traction Stage)
Putney is a rapidly growing pet pharmaceutical company focused on developing high-quality, generic prescription medicines for pets. Putney’s mission is to provide veterinary practices with FDA-approved veterinary generic medicines that meet pet medical needs and offer cost-effective alternatives for pet owners. Safeguard has deployed $14.9 million in Putney since September 2011 and has a 28% primary ownership position.

Market Opportunity - According to IMS Health, 86% of all human prescriptions in the U.S. are filled with a generic, yet very few generics exist for drugs prescribed for pets. Analysis of FDA Center for Veterinary Medicine (“CVM”) approvals reveals that 91% of FDA-approved drugs for pets have no generic equivalent. The overall size of the pet pharmaceutical market is significant. Packaged Facts, in its April 2014 report entitled, “Pet Medications in the U.S.” stated that the U.S. retail sales of pet medications reached $8 billion in 2013 and projected that the market will grow to more than $10 billion in 2018, reflecting a compound annual growth rate of 5%.

Operating Highlights - In 2014, Putney received FDA CVM approval for four generic prescription medicines for pets, including Putney Carprofen Chewable Tablets (generic of Rimadyl® Chewable Tablets), Putney Dexmedetomidine Hydrochloride (generic of Dexdomitor®), Putney Carprofen Sterile Injectable Solution (generic of Rimadyl® Injectable), and Putney Meloxicam Solution for Injection (generic of Metacam® Solution for Injection). As a result, Putney is the only company selling FDA approved generics for all three dosage forms of carprofen products, and is the only company selling Dexmedetomidine Hydrochloride, the first and only generic of Dexdomitor®.

Quantia, Inc. (Waltham, MA - Expansion Stage)
Quantia is a pioneer in physician engagement. Quantia has spent nearly a decade building an active online community-QuantiaMD-where 225,000 physicians-about one in three nationwide-interact with experts and collaborate to achieve the best outcomes for their patients. By blending expert content, social networking, and game mechanics, Quantia has created an environment that physicians want to explore. The company’s clients represent large health systems and life sciences companies that tap into Quantia’s community to boost engagement among target physicians and inspire change at the point of care. Safeguard has deployed $12.5 million in Quantia since August 2013 and has a 42% primary ownership position.

Market Opportunity - Quantia currently generates revenue through three channels: (1) pharmaceutical companies that need to reach and engage healthcare professionals to increase market share; (2) hospital systems that need to engage physicians to achieve clinical, operational and financial objectives; and (3) medical technology companies that need to increase brand awareness among physicians and drive qualified leads. The scalable and secure Quantia Physician Engagement Platform has an annual addressable market estimated to be between $1 billion and $2 billion.

Operating Highlights - In 2014, Quantia launched its Physician Engagement Platform for health systems, a product designed to help those organizations better engage and learn from their physicians to improve clinical, financial and operational performance. Quantia was selected by Post Acute Medical, one of the nation’s leading providers of long-term acute care services, to drive adoption of new clinical protocols and better support its physicians. In addition, Quantia announced a partnership with Trinity Health, one of the nation’s largest healthcare systems, to improve patient care by bringing together physicians across Trinity Health’s 20-state network to share knowledge, advice and clinical expertise quickly and conveniently.

Syapse, Inc. (Palo Alto, CA - Initial Revenue Stage)
Syapse is a software company that enables healthcare providers to deploy precision medicine programs. Syapse’s Precision Medicine Data Platform integrates complex genomic and clinical data with care pathways and medical knowledge bases, providing clinicians with actionable insights to enable diagnosis and treatment. In addition, it enables longitudinal tracking of patients over time, creating expansive sources of real world evidence that will be used to power learning health systems across networks of affiliated health providers. The platform integrates data from electronic medical records, molecular testing labs, imaging and billing systems, and is agnostic to the data source or system. Safeguard deployed $5.8 million in Syapse in June 2014 and has a 27% primary ownership position.

Market Opportunity - Syapse’s technology provides integral software infrastructure for any healthcare provider utilizing genomics, molecular, and high-complexity clinical data in the care of their patients. While Syapse’s platform can be applied to any disease area, early customers have focused on oncology. United Health Group estimates that the annual addressable U.S. market for genetic and molecular diagnostic testing will reach $15 billion to $25 billion by 2021, while MarketsandMarkets reports that the global healthcare information technology market was $40.4 billion in 2012 and will grow to $56.7 billion by 2017.

Operating Highlights - In 2014, Syapse raised a $10 million Series B financing led by Safeguard. Syapse is using the proceeds to expand sales, marketing and client services, as well as to further accelerate product development. Subsequent to the financing, Syapse announced the expansion of its customer solutions team to support its rapidly growing client base of healthcare provider organizations and the opening of an office in Philadelphia, Pa. In addition, Syapse partnered with Sarah Cannon, the global cancer enterprise of Hospital Corporation of America, to launch a precision oncology clinical service collaboration. The software-based service is designed to support Sarah Cannon’s efforts to make tumor genome profiling a key component of the care continuum for the more than 100,000 newly diagnosed cancer patients seen annually across its network of cancer centers throughout the United States and United Kingdom.

Trice MedicalTM (King of Prussia, PA - Development Stage)
Trice Medical is a diagnostics company focused on micro invasive technologies. Trice Medical has pioneered fully integrated camera-enabled needle technologies that provide a clinical solution that is optimized for use in the physician’s office. The company’s first product is mi-eye™, which is a fully-disposable, single-use, streamlined visualization device that uses a standard 14-gauge needle with an integrated camera and light source to perform a diagnostic arthroscopy. Trice Medical’s mission is to provide more immediate and definitive patient care, eliminating the false reads associated with current indirect modalities and significantly reducing the overall cost to the healthcare system. Safeguard has deployed $5.0 million in Trice Medical since July 2014 and has a 32% primary ownership position.

Market Opportunity - In the U.S., it is estimated that more than 32 million magnetic resonance imaging (“MRI”) exams are conducted each year, of which approximately 8 million are orthopedic in nature. Private insurers, which cover approximately 80% of all sports medicine injuries, often pay an average of $1,500 to $2,000 per MRI-all of which is paid to the facility that owns the MRI and an independent radiologist, not the orthopedic surgeon who is treating the patient. As a result, Trice Medical’s addressable market opportunity is approximately $15 billion.

Operating Highlights - In 2014, Trice Medical raised an $11.6 million Series B financing, led by Safeguard. Proceeds from the funding are supporting the company’s efforts to commercialize and market mi-eye. In conjunction with the financing, Trice Medical named Jeffrey F. O’Donnell Sr. Chairman and Chief Executive Officer. Mr. O’Donnell previously served as the company’s Executive Chairman since 2011. Subsequently, Trice Medical received FDA 510(k) clearance for mi-eye and is targeting commercialization in the summer of 2015.

TECHNOLOGY

AppFirst, Inc. (New York, NY - Initial Revenue Stage)
AppFirst's award-winning technology provides global organizations the ability to achieve unmatched visibility into the real-time relationships between distributed applications and the global assets which support their execution. This includes all application classes, their associated services interactions, along with detailed exposure of every asset required to service a global or local business transaction. By delivering unmatched visibility, AppFirst enables the business to experience real time and complete systems integrity information not hostorically possible. This includes database integrity, file integrity and system security data never before available. Additional benefits include increased system performance, improved global asset utilization and a reduction of overall IT costs. Safeguard has deployed $8.6 million in AppFirst since December 2012 and has a 34% primary ownership position.

Market Opportunity - AppFirst competes in the $2.6 billion application-performance monitoring market, where existing vendors are growing 10% per year, according to 2013 Gartner Group estimates.

Operating Highlights - In 2014, AppFirst introduced a secure enterprise version of its platform for deployments on-premise, in the cloud, or in a hybrid environment. AppFirst’s platform includes a patented data collection and aggregation offering to deliver visibility into all foundational interactions including, but not limited to, every application call, system event, log file entry, configuration change, third-party application or custom code event, as well as data from thousands of plug-ins. AppFirst’s platform includes a big data correlation and aggregation engine providing a normalized and time synchronization view of all collected data across the enterprise in a way previously unavailable using traditional APM and polling solutions.

Apprenda, Inc. (Troy, NY - Initial Revenue Stage)
Apprenda is a leading enterprise platform-as-a-service (“PaaS”) company powering the next generation of enterprise software development in public, private and hybrid clouds. As a foundational software layer and application run-time environment, Apprenda abstracts away the complexities of building and delivering modern software applications, enabling enterprises to turn ideas into innovations more quickly. With Apprenda, enterprises can securely deliver an entire ecosystem of data, services, applications and application programming interfaces to both internal and external customers across any infrastructure. Safeguard deployed $12.1 million in Apprenda in November 2013 and has a 22% primary ownership position.

Market Opportunity - Apprenda was named by Gartner as an early leader for private cloud enabled application platforms (“CEAP”), a new category with a potential annual market opportunity of up to $4 billion. CEAP provides PaaS functionality as a software product, allowing an enterprise to write to a platform that can be deployed in-house on their servers or externally on another vendor’s cloud.

Operating Highlights - In 2014, Apprenda announced a number of strategic partnerships and platform enhancements including Apprenda 5.0, which features a streamlined developer portal, enterprise policy enhancements and dynamic scaling, setting up enterprises for a smooth transition to running mission-critical applications in a hybrid cloud environment; an end-to-end hybrid cloud solution for .NET and Java applications through a collaboration with Microsoft; Microsoft Azure Certification; availability of Apprenda’s PaaS in Amazon Web Services Marketplace; and a partnership with Piston Cloud Computing to bring openstack process to PaaS. In addition, Apprenda opened a second office location in New York City, helping the company scale to meet the demands of a multi-billion dollar PaaS market.

Beyond.com, Inc. (King of Prussia, PA - High Traction Stage)
Beyond.com (“Beyond”), The Career Network, helps millions of professionals find jobs and advance their careers, while also serving as the premier destination for companies in need of top talent. This is achieved through more than 500 talent communities that use integrated social features to help members discover relevant jobs, career news, career advice, and resources. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and has a 38% primary ownership position.

Market Opportunity - The global human capital management market is estimated to be $85 billion. According to International Data Corporation, the U.S. recruiting market is estimated to be between $15 billion and $20 billion, while the U.S. online recruiting market is estimated to be approximately $5.3 billion.

Operating Highlights - In 2014, Beyond introduced several enhancements to its employer website, including new reporting and data visualization tools. These enhancements were launched concurrently with the development of a new subscription product aimed at the small and mid-sized business market.

Bridgevine, Inc. (Vero Beach, FL - High Traction Stage)
Bridgevine provides customer acquisition and retention solutions for enterprise customers. Bridgevine’s SaaS-based platform is used by leading companies in communications, entertainment, home security, and energy resulting in more than 50 million consumer interactions annually. Safeguard has deployed $10.0 million in Bridgevine since August 2007 and has a 17% primary ownership position.

Market Opportunity - Barclays PLC estimates that the online lead generation/e-mail marketing market is expected to grow from $1.8 billion in 2012 to $2.0 billion in 2016. In addition, the market for online search-related marketing is estimated to grow from $17.7 billion in 2012 to $29.9 billion in 2016.

Operating Highlights - Integration activities continue at Bridgevine in the wake of its second quarter 2014 merger with Acceller. The combined company offers the largest and most advanced customer acquisition and retention platform in the marketplace, contributing to more than $2.3 billion in partners’ annual recurring revenue. The transaction is expected to improve operating margins and drive annual revenue to more than $70 million in 2015.

Clutch Holdings, Inc. (Ambler, PA - Initial Revenue Stage)
Clutch is a leading provider of advanced Consumer Management technology that delivers customer intelligence and consumer engagement solutions to premium brands. Clutch empowers customer-focused businesses to identify, understand, target and engage their most valuable customers. The company’s pioneering Consumer Management platform integrates a brand’s customer data across traditional point-of-sale systems, ecommerce platforms, mobile applications and social networks to deliver the highest value from existing customers. Safeguard has deployed $7.5 million in Clutch since February 2013 and has a 30% primary ownership position.

Market Opportunity - The Consumer Management category is an emerging, multi-billion dollar industry focused on delivering premier brands the ability to maximize relationships with, and the lifetime value of, their customers. Clutch’s advanced technology platform and consultative approach delivers multidimensional intelligence, sophisticated understanding, strategic engagement and powerful optimization to achieve this.

Operating Highlights - In 2014, Clutch added numerous enterprise clients including Citizen Watch, Crabtree & Evelyn, Elevation Burger, Frye Boots and Rawlings. Clutch also announced strategic relationships with Amazon Webstore, eBay (Magento), EVO Payments and Shopify. Clutch increased revenue more than 140 percent year-over-year, and yielded more than 750 retailers in 14 countries, engaging over 45 million retail customers.

DriveFactor, Inc. (Richmond, VA - Initial Revenue Stage)
DriveFactor provides auto insurance companies and original equipment manufacturers with a SaaS platform for telematics-driven usage based insurance (“UBI”) and rewards programs. The DriveFactor platform is live in market on three continents and enables UBI and rewards programs that drive profitable acquisition and retention. The DriveFactor platform can accept driving data from virtually any vehicle telematics technology and is easily integrated with a client’s enterprise system. Clients can be live in market with UBI in as little as four months. DriveFactor’s smartphone telematics apps, which are fully integrated into the DriveFactor telematics platform, are available for download on iOS and Android. Safeguard has deployed $4.5 million in DriveFactor since December 2011 and has a 41% primary ownership position.

Market Opportunity - UBI programs, also known as telematics-enabled insurance, are estimated to generate more than $50 billion in premiums globally by 2020, an increase of 50x from 2013, according to Ptolemus Consulting Group. In the U.S. alone, nearly one million vehicles used a form of UBI in 2012. That number is expected to increase to 38 million in 2017.

Operating Highlights - In 2014, DriveFactor continued to grow its revenue through white-label opportunities with global partners. DriveFactor partnerships and customers currently include Direct General Corporation (U.S.), Admiral Insurance (U.K.), Deutsche Telekom (Germany), Orange (Switzerland) and Tower (New Zealand).

Hoopla Software, Inc. (San Jose, CA - Initial Revenue Stage)
Hoopla provides cloud-based software that helps sales organizations inspire and motivate sales team performance. Hoopla's Sales Motivation Platform combines modern game mechanics, data analytics and broadcast-quality video in a cloud application that makes it easy for managers to motivate team performance and score more wins. Using Hoopla, managers can quickly create contests, competitions and leaderboards around any customer relationship management metric, and broadcast live performance updates to any TV, web or mobile screen, engaging the entire company in an exciting, play-to-win culture. Safeguard has deployed $3.1 million in Hoopla since December 2011 and has a 26% primary ownership position.

Market Opportunity - Hoopla is in the employee performance management market. Companies in the U.S. spend approximately $5 billion on employee performance software and almost $38 billion on employee incentives every year. Hoopla’s platform takes advantage of data analytics and advanced gamification techniques to enhance performance.

Operating Highlights - In 2014, Hoopla raised an $8 million Series B financing round. Proceeds are being used to expand sales, marketing and product development efforts to meet the rapidly growing demand for Hoopla’s software. By year-end 2014, Hoopla doubled its employee base and added hundreds of customers. Hoopla also partnered with Gainsight to deliver an integrated sales motivation and customer success solution.

Lumesis, Inc. (Stamford, CT - Initial Revenue Stage)
Lumesis is a financial technology company focused on providing business efficiency, data and regulatory solutions to the municipal bond marketplace. Lumesis was founded in 2010 and is completely dedicated to serving the municipal market with industry-leading analysis and compliance solutions that meet the needs of an evolving regulatory environment. Today, Lumesis’ DIVER platform helps over 100 firms with more than 30,000 users efficiently meet credit, regulatory and risk needs. Safeguard has deployed $5.6 million in Lumesis since February 2012 and has a 46% primary ownership position.

Market Opportunity - Lumesis today focuses on delivering its solutions to portfolio managers, investment advisors, compliance professionals, financial advisor networks and issuers/underwriters in the municipal bond marketplace, which has doubled over the past 10 years. The company estimates that its current addressable market to this customer base is approximately $1 billion on an annual basis.

Operating Highlights - In 2014, Lumesis announced an exclusive reseller relationship with Bitvore to boost municipal bond market information dissemination. In addition, Lumesis launched its Data Solutions offering, which delivers data from DIVER’s extensive database or custom datasets requested by clients and also offers custom analysis and reporting. This latest offering leverages Lumesis’ expertise in data aggregation, quality-control, analysis and delivery. Lumesis is currently engaged with a range of organizations, including some of the largest asset managers, mutual fund companies, banks and global wealth management organizations.

MediaMath, Inc. (New York, NY - High Traction Stage)
MediaMath is a global technology company that is leading the movement to revolutionize traditional marketing and drive transformative results for marketers through its TerminalOne (“T1”) Marketing Operating System™. A pioneer in the industry, introducing the first demand-side platform with the company's founding in 2007, MediaMath is the only company of its kind to empower marketers with an extensible, open platform to unleash the power of goal-based marketing at scale, transparently across the enterprise. T1 activates data, automates execution and optimizes interactions across all addressable media, delivering superior performance, transparency and control to all marketers and better, more individualized experiences for consumers. Safeguard has deployed $25.5 million in MediaMath since July 2009 and has a 21% primary ownership position.

Market Opportunity - According to eMarketer, total digital ad spending is expected to grow at a compound annual rate of 15.7% between 2013 and 2018.

Operating Highlights - In 2014, MediaMath announced a number of strategic partnerships with companies including Apple, to integrate with its iAd platform and expand its mobile advertising offering; Twitter, to allow advertisers to leverage their first-party data to engage with high-value customers on Twitter; along with Yahoo!, Microsoft and iSocket, to launch automated guaranteed premium media buying with T1. MediaMath expanded its global partnerships, including Eyeota in the Asia Pacific and DataXpand in Latin America, among others. MediaMath also expanded its global footprint by opening offices in Singapore, Japan, France and Madrid, bringing its worldwide operations to a total of fifteen cities across five continents. MediaMath made a number of strategic acquisitions including Upcast Social, a social advertising platform; Tactads, which enables cookieless, cross-device targeting and measurement; and Rare Crowds, an audience matching technology company. MediaMath continued to expand its API offerings and enhance its platform functionality-augmenting its programmatic video offering and enabling T1 users to access inventory from video marketplace partners including Videology, LiveRail, BrightRoll, Adap.tv, DoubleClick Ad Exchange and SpotXchange. MediaMath launched its OPEN Certification Program to present unique opportunities to its integrated partners that excel in advancing industry awareness and innovation in programmatic media buying and are driving marketer return on investment.

Pneuron Corporation (Woburn, MA - Initial Revenue Stage)
Pneuron enables organizations to rapidly solve business problems through a groundbreaking, distributed approach that cuts across data, applications and processes. By targeting the right information at the data source, companies are no longer faced with the complex integration and infrastructure requirements of traditional approaches. Pneuron’s innovative Distributed Solutions Platform enables customers to accelerate business value and develop reports, products and applications in half the time and cost of traditional methods. Pneuron’s distributed approach is non-invasive, technology-agnostic and leverages an organization’s existing infrastructure, avoiding the deployment risks and IT concerns that are prevalent in today’s centralized data projects. Safeguard deployed $5.0 million in Pneuron in February 2013 and has a 28% primary ownership position.

Market Opportunity - The financial services industry spends approximately $10 billion per year on cloud enablement, information management software and business intelligence/analytics/collaboration, based on Forrester Research estimates. Analysts agree that Pneuron does not fit neatly into any category, and that the company is positioned to be a disruptive player across the financial services industry.

Operating Highlights - In 2014, Pneuron signed contracts and/or partnership agreements with a top tier global financial institution, C6 Intelligence and UST Global, among others. In addition, Pneuron launched a major product release with enhanced cluster management, advanced event-handling and notification, and support for leading enterprise search and big data platforms. Pneuron plans to broaden its vertical focus in 2015 and capitalize on a growing client base.

Spongecell, Inc. (New York, NY - Expansion Stage)
Spongecell is a programmatic creative solution that leverages data-driven technology to automate the production and delivery of high-quality ads at scale across display, mobile and video. Spongecell’s technology helps brands and their creative and media agencies create more meaningful consumer engagement, without sacrificing speed or quality. Spongecell works with some of the biggest companies in the world to drive their digital advertising campaigns and bring more interactive and engaging ad experiences to potential customers. Safeguard deployed $10.0 million in Spongecell in January 2012 and has a 23% primary ownership position.

Market Opportunity - The size of the U.S. Internet advertising market was approximately $43 billion in 2013, with a nine-year compound annual growth rate of 18%. Spongecell specifically addresses the high-growth mobile, video, rich media and display sub-markets, which represent approximately one-third of the total Internet advertising market.

Operating Highlights - In 2014, Spongecell expanded sales coverage of continental Europe with the appointment of a senior director for Europe and a director of sales for the Nordics. Spongecell expanded operations into Japan-the third largest advertising market in the world-through a partnership with SPI Japan. Spongecell was also selected by Mindshare North America as an Action Partner in THE LOOP, Mindshare's Adaptive Marketing system. As part of THE LOOP, Mindshare North America's clients can now leverage Spongecell's technology to successfully deliver real-time, curated content across paid media. In addition, Spongecell launched a scalable, dynamic video format for desktop and mobile devices. Spongecell is realizing significant traction with its dynamic creative product, which allows ad content to be updated in real-time based on parameters such as weather, user location and consumer habits. Spongecell continues to expand its mobile advertising offering, adding dynamic creative functionality and additional feature support to its mobile product.

Transactis, Inc. (New York, NY - Expansion Stage)
Transactis is a leading provider of electronic billing and payment solutions. Transactis’ cloud-based electronic bill presentment and payment (“EBPP”) platform, BillerIQ, is a white-labeled solution that’s offered “as-a-service,” enabling businesses to rapidly and securely deliver electronic bills, invoices and documents, as well as accept payments online, by phone, and via mobile device. BillerIQ is an extremely flexible and scalable platform for businesses ranging from 50 bills per month to Fortune 50 companies with hundreds of thousands of bills per month, across a variety of industries including property management, healthcare, insurance, public sector, utilities and financial services. The deep functionality of BillerIQ helps companies improve both their business-to-consumer and business-to-business payment management, increase collection yields and accelerate cash flow all while reducing costs. Safeguard deployed $9.5 million in Transactis in August 2014 and has a 25% primary ownership position.

Market Opportunity - Fewer than 20% of bills are presented electronically in the U.S. The majority of 1990s-vintage technology and products in this market are on site at a single biller and are client-server oriented. The channel-oriented Transactis model features up-to-date SaaS infrastructure and is positioned to grow with an EBPP market that is expanding at a compound annual rate of 16%, according to a 2013 report by marketing consultant Latente Group.

Operating Highlights - In 2014, Transactis raised an $11 million Series D financing led by Safeguard. Proceeds from the financing are enabling Transactis to extend its leadership in the EBPP industry by expanding sales, marketing and client services, as well as accelerating product deveopment. In addition, Transactis signed several strategic partnership agremeents including Nordis Direct, Standard Register and Webster Bank. Transactis continues to gain significant traction in the EBPP space.

WebLinc, Inc. (Philadelphia, PA - Expansion Stage)
WebLinc is a commerce platform provider for fast growing online retailers. WebLinc tailors its commerce platform to the needs and scale of mid to large retailers by leveraging extensive experience and success supporting clients’ need for fast growth and system flexibility. By building upon the latest technologies such as Ruby on Rails and MongoDB, WebLinc’s commerce platform has successfully supported some of the fastest growing online retailers. The company's clients include Do It Best Corp., Urban Outfitters’ brands Free People and Terrain, U.S. Polo Assn., Thomas Scientific, Jeffers Pet, Hello Kitty and many more. Safeguard deployed $6.0 million in WebLinc in August 2014 and has a 29% primary ownership position.

Market Opportunity - According to comScore, eCommerce grew at a rate of 13 percent year-over-year in the first quarter of 2014, while offline retail was nearly flat, achieving one percent growth from the year before. As this trend continues, WebLinc is positioned to continue helping business-to-business and business-to-consumer companies provide the omnichannel experience that customers now expect. WebLinc accomplishes this through a highly scalable platform, which provides full brand control, depth of features, and operational flexibility needed to run the most dynamic retail operations. WebLinc’s early adoption of responsive web design and expertise developing native mobile apps helps clients maximize multi-channel revenue and outperform the competition.

Operating Highlights - In 2014, WebLinc raised a $6 million Series A financing round funded by Safeguard. Proceeds from the financing are being used to accelerate the development of new features for WebLinc’s commerce platform, the onboarding of third party integration partners, and to expand the company’s marketing and sales teams. WebLinc continues to partner with a wide variety of fast growing online retailers including Jeffers, one of the largest privately owned catalog and eCommerce animal health supply retailers in the U.S.; and Hobo, a designer of women’s handbags and fashion accessories.

CONFERENCE CALL AND WEBCAST DETAILS
Please call 10-15 minutes prior to the call to register.

Date: Thursday, March 5, 2015

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Live Number: 877-201-0168 // (International) 647-788-4901

Replay Number: 855-859-2056 // (International) 404-537-3406

Access Code: 63688252

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of fourth quarter and full-year 2014 financial results followed by Q&A.

Replay will be available through April 5, 2015 at 11:59pm EDT. For more information please contact IR@safeguard.com.

About Safeguard Scientifics
Safeguard Scientifics, Inc. (NYSE:SFE) has a distinguished track record of fostering innovation and building market leaders. For six decades, Safeguard has been providing growth capital and operational support to entrepreneurs across an evolving spectrum of industries. Today, Safeguard is focused specifically on two sectors-healthcare and technology. Specifically, Safeguard targets early- and growth-stage companies in advertising technology, digital media, financial technology, enterprise software, Internet of Things, devices, diagnostics, digital health and healthcare IT. Currently, Safeguard has 26 partner companies located throughout the United States with operations and customers worldwide. Recent successful exits include Alverix (acquired by Becton, Dickinson for $40 million); Crescendo Bioscience (acquired by Myriad Genetics for $270 million); NuPathe (acquired by Teva Pharmaceutical Industries for $144 million); and ThingWorx (acquired by PTC for initial proceeds of $112 million). For more information, please visit www.safeguard.com or Follow Us on Twitter @safeguard.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties.  The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

# # #

SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Vice President, Corporate Communications
610.975.4923
hhunter(at)safeguard(dot)com

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2014	December 31, 2013

Assets
Cash, cash equivalents and marketable securities	$137,160	$177,568
Other current assets	1,684	1,562
Total current assets	138,844	179,130
Ownership interests in and advances to partner companies	154,192	148,579
Loan participations receivable	3,855	8,135
Long-term marketable securities	19,365	6,088
Other assets	2,198	4,064
Total Assets	$318,454	$345,996

Liabilities and Equity
Convertible senior debentures - current	$—	$470
Other current liabilities	6,557	7,704
Total current liabilities	6,557	8,174
Other long-term liabilities	3,507	3,683
Convertible senior debentures - non-current	50,563	49,478
Total equity	257,827	284,661
Total Liabilities and Equity	$318,454	$345,996

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Operating expenses	$4,485	$4,720	$18,970	$21,644
Operating loss	(4,485)	(4,720)	(18,970)	(21,644)

Other income (loss), net	77	6,574	31,657	383
Interest, net	(700)	(533)	(2,501)	(1,657)
Equity income (loss)	(10,006)	22,646	(15,335)	(12,607)

Net income (loss) before income taxes	(15,114)	23,967	(5,149)	(35,525)
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$(15,114)	$23,967	$(5,149)	$(35,525)

Net income (loss) per share:
Basic	$(0.73)	$1.10	$(0.25)	$(1.66)
Diluted	$(0.73)	$0.99	$(0.25)	$(1.66)

Weighted average shares used in computing income (loss) per share :
Basic	20,777	21,708	20,975	21,362
Diluted	20,777	25,185	20,975	21,362

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Operating Loss
Healthcare	$—	$—	$—	$—
Technology	—	—	—	—
Total segment results	—	—	—	—
Other items (a)	(4,485)	(4,720)	(18,970)	(21,644)
	$(4,485)	$(4,720)	$(18,970)	$(21,644)

Net income (loss)
Healthcare	$(5,288)	$1,102	$27,876	$(32,563)
Technology	(4,723)	28,889	(10,831)	20,899
Total segment results	(10,011)	29,991	17,045	(11,664)
Other items (a)	(5,103)	(6,024)	(22,194)	(23,861)
Net income (loss)	$(15,114)	$23,967	$(5,149)	$(35,525)

(a) Other items includes corporate expenses and Penn Mezzanine and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 24 partner companies as of December 31, 2014, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	December 31, 2014

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method partner companies	$143,076	$226,351
Cost method partner companies	6,574	12,035
Other holdings	4,542	36,627
	$154,192	$275,013